EXHIBIT 23.02

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Bank of the Carolinas Corporation

We consent to the incorporation by reference in the registration statements of Bank of the Carolinas Corporation (the “Company”) (Form S-3, No. 333-159934; Form S-3, No. 333-148941; Form S-8, No. 333-137041; and Form S-8, No. 333-148784) of our report dated March 26, 2014, except for the restatement included in the 10-K/A dated October 14, 2014, with respect to the 2013 and 2012 consolidated financial statements of the Company included in this Annual Report (Form 10-K/A) for the year ended December 31, 2014.

/s/ Turlington and Company, L.L.P.

Lexington, North Carolina

March 31, 2015